UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

(Amendment No.      )

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CENTRAL GARDEN & PET COMPANY

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CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Monday, February 8, 2010, 10:30 A.M.

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Central Garden & Pet Company will be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on Monday, February 8, 2010, at 10:30 A.M. for the following purposes:

(1)	To elect five directors;

(2)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on September 25, 2010; and

(3)	To transact such other business as may properly come before the meeting.

Only holders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 15, 2009, will be entitled to vote at the meeting and any adjournment thereof. Holders of Class A Common Stock are welcome to attend and participate in this meeting. A complete list of the Company’s stockholders entitled to vote at the meeting will be available for examination by any stockholder for ten days prior to the meeting during normal business hours at the Company’s principal executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California.

Pursuant to rules promulgated by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2009 Annual Report to Stockholders are available at http://www.central.com/annualreports.

Dated:  December 30, 2009

By Order of the Board of Directors

Jeffrey A. Blade, Secretary

HOLDERS OF COMMON STOCK AND CLASS B STOCK ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Central Garden & Pet Company (the “Company”) to be used at the Annual Meeting of Stockholders on February 8, 2010 (the “Annual Meeting”), for the purposes set forth in the foregoing notice. This proxy statement and, in the case of holders of Common Stock and Class B Stock, the enclosed form of proxy were first sent to stockholders on or about December 30, 2009. Holders of Class A Common Stock will receive this proxy statement but will not be entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof.

If the enclosed form of proxy is properly signed and returned by holders of Common Stock and Class B Stock, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Annual Meeting and voting in person.

VOTING SECURITIES

Only stockholders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 15, 2009, will be entitled to vote at the Annual Meeting.

As of the close of business on December 15, 2009, there were outstanding 17,800,683 shares of Common Stock of the Company, entitled to one vote per share, and 1,652,262 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. There were also outstanding 46,599,265 shares of Class A Common Stock, which generally have no voting rights unless otherwise required by Delaware law. Holders of Common Stock and Class B Stock will vote together on all matters presented to the stockholders for their vote or approval at the meeting, including the election of directors.

The holders of a majority of the shares of Common Stock and Class B Stock of the Company entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

With regard to the election of directors, votes may be cast “For” or “Withhold” for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker “non-vote” affect the outcome of the election.

The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent your brokerage firm votes your shares on your behalf on that proposal, your shares also will be counted as present for the purpose of determining a quorum.

ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors shall have been elected. The nominees are all members of the present Board of Directors. In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of all such nominees to the Board of Directors. If any nominee is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
William E. Brown	68	Chairman of the Board since 1980. From 1980 to June 2003, Mr. Brown served as Chief Executive Officer of the Company. In October 2007, the Board reappointed Mr. Brown to the additional post of Chief Executive Officer.	1980
Brooks M. Pennington III	55	Director of Special Projects for the Company since October 2006. From 1994 through September 2006, Mr. Pennington was the President and Chief Executive Officer of Pennington Seed, Inc., a business which was acquired by the Company in 1998.	1998
John B. Balousek	64	Mr. Balousek served as President and Chief Operating Officer of Foote, Cone & Belding Communications, one of the largest global advertising and communications networks, from 1991 until 1996 and as Chairman and CEO of True North Technologies, a digital and interactive services company affiliated with True North Communications in 1996. Mr. Balousek co-founded and, from 1998 to 1999, served as an Executive Vice President of PhotoAlley.com, a San Francisco company marketing photographic equipment, supplies and services online. Prior to 1991, he held various senior executive management positions with Foote, Cone & Belding Communications and positions in brand management with the Procter & Gamble Company.	2001
David N. Chichester	64	Partner of Tatum LLC, a financial and technology leadership services firm, since 2004. Mr. Chichester served as the Chief Financial Officer of Starbucks Coffee Japan, Ltd. from 2003 to 2004 and the Senior Vice President Finance of Starbucks Corporation from 2001 to 2003. Mr. Chichester served as Executive Vice President and Chief Financial Officer at Hecklers Online, Inc. during 2000 and at Red Roof Inns, Inc. from 1996 to 1999. Prior to these positions, he held senior management positions in finance at Integrated Health Services, Inc., Marriott Corporation and General Electric Credit Corporation, and served as Vice President-Investment Banking of Warburg Paribas Becker Incorporated and Assistant Vice President at The First National Bank of Chicago. He has also served on the boards of other public and private companies.	2002

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
Alfred A. Piergallini	63	Consultant with Desert Trail Consulting, a marketing consulting organization, since January 2001 and Chairman of Wisconsin Cheese Group, Inc., a specialty cheese company, since January 2005. From December 1999 to December 2001, Mr. Piergallini served as the Chairman, President and Chief Executive Officer of Novartis Consumer Health Worldwide, a manufacturer, developer and marketer of health-related products, and from February 1999 to December 1999, Mr. Piergallini served as the President and Chief Executive Officer of Novartis Consumer Health North America. From 1989 to 1999, Mr. Piergallini held several senior management positions with Gerber Products Company, including, at various times, the offices of Chairman of the Board, President and Chief Executive Officer. He also currently serves as a director of Comerica Incorporated, a financial services company.	2004

The Board of Directors unanimously recommends that stockholders vote “FOR” each of the director nominees listed above.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

Board Independence

Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rule 5605, the Board of Directors has determined that each of Mr. Balousek, Mr. Chichester and Mr. Piergallini meet the standards of independence established by the NASDAQ.

Committees of the Board

The Company has an Audit Committee, a Compensation Committee and a Finance Committee but does not have a nominating committee or a committee performing the functions of a nominating committee.

Audit Committee

During fiscal 2009, the members of the Audit Committee were Alfred A. Piergallini (Chairman), John B. Balousek and David N. Chichester. The Company’s Board of Directors has determined that David N. Chichester qualifies as an audit committee financial expert as set forth in Section 407(d)(5) of Regulation S-K promulgated by the SEC and he is independent as such term is defined in the NASDAQ Rules. The functions performed by the Audit Committee include:

•	recommending to the Board of Directors the engagement or discharge of the Company’s independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the plan and results of the auditing engagement;

•	reviewing the Company’s system of internal financial and accounting controls;

•	reviewing the financial statements of the Company;

•	discussing with management and the independent auditors the Company’s accounting policies;

•	approving the Company’s filing of reports with the SEC; and

•	inquiring into matters within the scope of its functions.

The Board of Directors has adopted a written Audit Committee charter. The Audit Committee held nine meetings during fiscal 2009.

Compensation Committee

During fiscal 2009, the members of the Compensation Committee were John B. Balousek (Chairman) and Alfred A. Piergallini. The functions performed by the Compensation Committee include:

•	reviewing and making recommendations to the Board of Directors concerning the compensation of officers, directors and key management employees of the Company;

•	administering the Company’s equity incentive plans;

•	evaluating the performance of management and related matters;

•	evaluating the mixture of base salary, cash bonus and equity compensation to each executive’s total compensation package;

•	awarding restricted stock and stock options as a means of linking executives’ long-term benefits to the rate of return received by stockholders;

•	reviewing survey data, coupled with performance-based peer group evaluations, to help determine competitive short and long-term awards for executives;

•	considering the possible tax consequences to the Company and to the executives in determining executive compensation;

•

reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation and, based on this review and discussions, recommending whether the Company include the Compensation Discussion and Analysis in its annual proxy statement and incorporate by reference in its annual report on Form 10-K; and

•	creating and approving an annual Compensation Committee Report to be included in its annual proxy statement and incorporated by reference in its annual report on Form 10-K.

The Board of Directors has adopted a written Compensation Committee charter. The Compensation Committee held 17 meetings during fiscal 2009.

The Compensation Discussion and Analysis included in this proxy statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

Finance Committee

David N. Chichester (Chairman) and Brooks M. Pennington served as members of the Finance Committee during fiscal 2009. The function of the Finance Committee is to assist the Board of Directors in connection with such special projects and other matters in the area of finance as may be delegated to it by the Board of Directors. The Finance Committee held six meetings during fiscal 2009.

Compensation Committee Interlocks and Insider Participation

Messrs. Balousek and Piergallini served as members of the Compensation Committee during fiscal 2009. They have no relationship with the Company other than as directors and stockholders. During fiscal 2009, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.

Attendance at Meetings

During fiscal 2009, there were no members of the Board of Directors who attended fewer than seventy-five percent of the meetings of the Board of Directors and all committees of the Board on which they served. The Company encourages, but does not require, the members of its Board of Directors to attend its annual meetings of stockholders. All members of the Board attended the 2009 Annual Meeting of Stockholders.

Stockholder Communications with Directors

The Board welcomes communications from the Company’s stockholders. Stockholders may send communications to the Board, or to any director in particular, c/o Central Garden & Pet Company, 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597. Any correspondence addressed to the Board or to any director in care of the Company’s offices is forwarded by the Company to the addressee without review by management.

Compensation of Directors

Members of the Board of Directors who are not employees of the Company receive directors’ fees consisting of $35,000 per year and $1,500 for each Board meeting attended in person. The chairs of the Audit Committee, Compensation Committee and Finance Committee each receive additional annual retainer fees of $15,000, and the lead director received additional retainer fees of $25,000. Directors who attended meetings of the Audit Committee, Compensation Committee or Finance Committee receive an additional $1,500 for each meeting not held on the same day as a Board meeting.

Each non-employee director also receives $500 for participation in each telephonic meeting of the Board of Directors or any committee of less than three hours and $1,000 for participation in meetings of three hours or more. The Company pays non-employee directors $1,500 for each day spent traveling to board and committee meetings, attending subsidiary and division management meetings and conducting plant and facility visits. Mr. Pennington receives similar annual, per meeting and travel fees for his Board and committee service.

Under the Nonemployee Director Equity Incentive Plan, on the date of each Annual Meeting of Stockholders, each non-employee director will be granted (i) options to purchase shares of Class A Common Stock determined by dividing $200,000 by the closing price of a share of Class A Common Stock on the date of such meeting and (ii) shares of restricted stock determined by dividing $20,000 by the closing price of a share of Class A Common Stock on the date of such meeting.

Set forth below is a summary of the compensation paid to the Company’s directors during fiscal 2009, except Mr. Brown, whose compensation is reported below under Executive Compensation—Compensation of Executive Officers.

DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash	Stock Awards (2)(3)	Option Awards (2)(4)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation	Total
John B. Balousek	$125,900	$20,000	$37,480	—	—	—	$183,380

David N. Chichester	$89,500	$20,000	$37,480	—	—	—	$146,980

Brooks M. Pennington(5)	$63,500	$20,000	$77,280	—	—	$201,760	$362,540

Alfred A. Piergallini	$99,000	$20,000	$37,480	—	—	—	$156,480

(1)	As of the end of fiscal 2009, Messrs. Balousek, Chichester, Pennington and Piergallini held the following options to purchase shares of Common Stock and Class A Common Stock:

	Common Stock Options		Class A Common Stock Options
	Vested	Unvested	Vested	Unvested
John B. Balousek	—	—	40,112	29,835

David N. Chichester	—	—	21,218	29,835

Brooks M. Pennington	14,400	16,800	54,594	53,988

Alfred A. Piergallini	—	—	40,112	29,835

(2)	This column reflects the compensation expense recognized for financial statement reporting purposes in fiscal 2009 in accordance with the FASB Accounting Standards Codification 718 Compensation—Stock Compensation (“ASC 718”)(formerly Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”), except, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please refer to Note 12, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 20, 2009 for the relevant assumptions used to determine the valuation of our stock and option awards.

(3)	The fair value as of the grant date of each award granted to the non-employee directors in fiscal 2009 determined pursuant to ASC 718 was $20,000. In fiscal 2009, the grant date fair values were determined using the closing stock price on the date of grant.

(4)

The fair value as of the grant date of each award granted in fiscal 2009 determined pursuant to ASC 718 was $37,922. Please refer to Note 12, “Stock-Based Compensation”, in the Notes to Consolidated Financial

Statements included in our Annual Report on Form 10-K filed on November 20, 2009 for the relevant assumptions used to determine the valuation of our stock and option awards. In fiscal 2009, the grant date fair value was determined using the closing stock price on the date of grant.

(5)	Director Brooks M. Pennington III is the Company’s Director of Special Projects and receives compensation as an employee in addition to compensation for his Board service. The amount for Option Awards reflects the compensation expense recognized under ASC 718 during fiscal 2009 for options granted to Mr. Pennington as an employee and, beginning in fiscal 2009, as a director. All other compensation for Mr. Pennington includes salary of $190,000, the Company’s matching contributions under the Company’s 401(k) Plan of $1,425 and medical and life insurance premium payments of $10,355.

Director Nominations

Due to the limited size of the Board, the Board has determined that it is not appropriate at this time to establish a separate nominating committee. As such, the entire Board fulfills the function of nominating additional directors. A majority of the members of the Board have been determined by the Board to be independent under the standards established by NASDAQ. At a minimum, the Chairman of the Board, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management will also interview each candidate as requested by the Chairman. Once potential candidates have successfully progressed through the interview stage, the independent directors will meet in executive session to consider the screened candidates. All director nominees must be selected, or recommended for the Board’s selection, by a majority of the independent directors.

A majority of the members of the Board must be independent directors as defined in NASDAQ Rule 5605(a)(2). When considering potential director candidates, the Board also considers the candidate’s knowledge, experience, integrity, leadership, reputation and ability to understand the Company’s business. In addition, all director nominees must possess certain core competencies, some of which may include experience in consumer products, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer.

The Board will consider any director candidate recommended by stockholders, provided that the candidate satisfies the minimum qualifications for directors as established from time to time by the Board. To be considered, stockholders must submit recommendations to the Company’s secretary for consideration by the Board no later than 120 days before the annual meeting of stockholders. To date, the Board has not received any recommended nominees for consideration at the Annual Meeting from any non-management stockholder or group of stockholders that beneficially owns five percent or more of the Company’s voting stock.

When the need arises, the Company engages independent search firms and consultants to identify potential director nominees and assist the Board in identifying a diverse pool of qualified candidates and in evaluating and pursuing individual candidates at the direction of the Chairman of the Board.

All of the nominees included on this year’s proxy card are directors standing for re-election.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Company uses three primary tools to compensate executives: base salary, annual bonus and long-term equity compensation. Together they combine to provide an executive’s total compensation package. The Company does not provide benefits or perquisites of extraordinary value to its executives from the Company’s perspective. The Company views base salary as a primary indicator of the market value needed to attract and retain executives with the skills and expertise to perform the duties and discharge the responsibilities of their positions. Annual bonus is principally seen as a means of rewarding superior job performance and enhancing base salary to meet current market value, and the Company utilizes restricted stock and stock options as a means of linking executives’ long-term benefits to the rate of return received by stockholders and as retention devices. The objectives of the Company’s compensation program are to recruit and retain high-caliber executives, and to incentivize those executives to achieve the best possible financial results for the Company and its stockholders.

The Company’s compensation program rewards executives for achievement of corporate and unit operating goals and for their individual contributions. The majority of each executive’s total compensation opportunity is weighted toward incentive compensation tied to the financial performance of the Company and its business units. When the Company does not achieve satisfactory financial results and/or its stock price does not appreciate, the compensation that can be realized by the Company’s executives may be substantially reduced. When the Company exceeds financial expectations and/or its stock price appreciates, the compensation that can be realized by the Company’s executives may be substantially increased. The Compensation Committee believes that this is the most effective means of aligning executive incentives with stockholders’ interests.

Process

As described below, the Compensation Committee uses surveys and reports prepared internally and by compensation consulting firms to understand the compensation levels and pay structure at peer group companies. The Company’s structural compensation is generally targeted within the broad range of compensation paid by the peer group; however, we also use our judgment to determine specific pay levels necessary to attract and retain executive talent. In exercising this judgment, we look beyond the market data and place significant weight on individual job performance and compensation history, future potential, internal comparisons, retention risk for individual executives, and, in the case of new hires, compensation at former employers.

With respect to the compensation of William E. Brown, the Company’s Chairman and Chief Executive Officer, we retained an external compensation consultant as part of our process of determining his salary, bonus potential, actual bonus and equity compensation. With respect to the Company’s other executive officers, in addition to obtaining the services of compensation consultants from time to time, we receive and consider the recommendations of the Chairman and Chief Executive Officer and consult with the Company’s Vice President of Human Resources as part of our process of determining compensation. The Chief Executive Officer is invited to attend portions of select meetings of the Compensation Committee, although he does not vote with the Committee. Other executive officers have no role in making decisions regarding compensation of our executive officers.

The Compensation Committee determines base salary and potential bonus as of each officer’s hire date, and we generally reconsider both elements on or about each anniversary of that hire date. We generally determine officers’ annual bonus and whether performance targets have been met for equity performance-based awards in the succeeding fiscal year after the Company’s financial results for the prior fiscal year are announced. We generally grant each officer a certain number of stock options and/or shares of restricted stock upon his or her hire date and consider granting additional awards on an annual basis. We generally do not grant bonuses or equity compensation to existing officers on a “one-off” basis outside of the standard schedule.

Compensation Consultants and Benchmarking

From time to time, the Company and the Compensation Committee have retained the services of a compensation consulting firm to assist the Chief Executive Officer and the Compensation Committee in formulating their recommendations regarding executive compensation. In both fiscal 2008 and fiscal 2009, we retained the compensation consulting firm, Towers Perrin, to advise us on the appropriate compensation package for Mr. Brown. For our other executive officers, the Company consulted with Towers Perrin and prepared its own market analysis based on a methodology and peer group similar to that of the previous reports prepared by outside consultants. The peer group includes the following lawn and garden and pet supplies companies and other consumer products companies: Acuity Brands, Church & Dwight Co., Inc., Del Monte Foods Company, FMC Corporation, Hasbro, Inc., Lesco, Inc., The Mosaic Company, PetsMart, Inc., Petco Animal Supplies, Ralcorp Holdings, Inc., Spectrum Brands, Inc., The Scotts Miracle-Gro Company, Terra Industries Inc., The Toro Company, Tractor Supply Company, Tupperware Brands Corporation and Wolverine Worldwide, Inc.

Towers Perrin’s role in the Chief Executive Officer compensation process consisted of advising the Compensation Committee on potential compensation strategies, surveying the compensation paid to the Chief Executive Officers of certain peer companies and confirming that the Company’s compensation practices were not inconsistent with the Peer Group. The Compensation Committee, after consultation with Towers Perrin, determined that the principles for designing the Chief Executive Officer’s compensation should include:

•	aligning incentive compensation potential with significant improvements in shareholder value;

•	reflecting a minimum required share return or financial performance before incentive compensation is earned;

•	seeking consistency in level of compensation, mix and design of program with competitive levels;

•	incorporating the structure and performance requirements of the broad employee stock option grants along with higher expectations for the Chief Executive Officer; and

•	establishing a sufficient level of equity incentives to motivate the Chief Executive Officer to achieve high performance and enhance shareholder value.

Based on the survey of peer companies, Towers Perrin advised the Compensation Committee that the total annual compensation paid to peer company chief executive officers ranged from approximately $1.8-2.5 million, and the Compensation Committee targeted a total annual compensation for the Company’s Chief Executive Officer ranging from $2.0-2.5 million, with a significant majority of such compensation to be at risk depending on the Company’s financial performance. After consideration of various compensation strategies, the Compensation Committee approved the compensation arrangements described below.

For our other executive officers, the Compensation Committee used the internal report to help determine the market value compensation for the executive officers. The Company normalized the peer group data for size based on the EBIT (earnings before interest and taxes) and other relevant financial metrics of the peer companies. Survey data, coupled with performance-based peer group evaluations, were used to help determine competitive short and long-term awards for executives. Generally, the Compensation Committee targets compensation within the mid-range of compensation paid by the peer group, but compensation is not set to meet specific benchmarks or percentiles within the peer group.

Allocation and Amount

The Company compensates its executives through a combination of annual cash compensation (comprised of base salary and annual bonus) and long-term incentive compensation (comprised of stock options and, in some cases, restricted stock grants). The Compensation Committee views base salary and the annual bonus target as an essential part of attracting, retaining and motivating executive officers. The Compensation Committee also believes, based on market data and actual experience, that equity incentive compensation is an essential factor in recruiting and retaining top executives and in driving superior performance.

The use and relative weights of base salary, annual bonus and long-term equity compensation are based on a subjective determination by the Compensation Committee of the effectiveness of each in supporting the Company’s strategic objectives and operating and talent strategies, as well as the prevalence, weight and value of these elements for executives at other companies. Generally, the Compensation Committee views the various elements of compensation as part of one overall package but believes that a majority of the total compensation package should be weighted toward the performance of the Company to align management’s interest with our stockholders. As a result, base salary, benefits and perquisites generally represent less than half of each executive’s potential compensation if the Company performs at expected levels, reflecting the importance of performance-based compensation. For the Chief Executive Officer, the Committee targets substantially more than half of his total compensation to be at-risk. The Company uses cash compensation primarily for short-term incentives and rewards, base salaries, new hire signing bonuses and severance arrangements.

When evaluating corporate performance, the Committee generally considers financial metrics such as revenue, EBIT, earnings per share and working capital levels. When evaluating individual performance, the Committee considers the financial performance of the individual’s business unit and the individual’s overall leadership and management skills, ability to identify, close and integrate business acquisitions, success in attracting, retaining and developing qualified subordinates, success in achieving corporate and strategic objectives and ability to work with peers and supervisors in an effective and collegial manner.

The Committee uses tally sheets setting forth all components of compensation, including dollar amounts for salary, annual bonus and perquisites and the value of unexercised stock options and restricted stock awards, to assist us in balancing the elements. If the tally sheets indicate that a particular executive’s compensation is not within the range of our peer companies, we may adjust the compensation accordingly.

When making compensation decisions, the Compensation Committee considers the issue of internal pay equity between the compensation of other Company officers compared to the compensation of the Chief Executive Officer. We also consider issues relating to the corporate tax and accounting treatment of various forms of compensation. We consider the impact of compensation decisions on stockholder dilution, and we make our decisions with that and other goals in mind.

We continue to subscribe to the philosophy that the Company’s overall performance and its return to stockholders will be the primary areas of consideration when rewarding the Company’s top executives. It is our goal to ensure that our executives are paid competitively with the market and are rewarded for performance that benefits the stockholders.

Salary

The Compensation Committee generally reviews the base salary of the executive officers each year. Historically, the named executive officers have received annual increases consistent with the movement of wages in the marketplace and, on limited occasions, to reflect individual performance, promotions or increased responsibilities. In some instances, the Compensation Committee has adjusted base salaries of individual named executive officers for retention reasons or to maintain internal pay equity among the senior executives. Based on its review, the Committee determined that for fiscal 2009, base salary increases were required for certain executives.

Based on an analysis prepared by Towers Perrin, in December 2008, the Compensation Committee increased Mr. Brown’s base annual salary, effective as of October 1, 2008, to $650,000 to bring it closer to market norms. In connection with his appointment as Executive Vice President, the Compensation Committee increased Mr. Reed’s annual base salary to $425,000 to reflect his increased responsibilities. At his request, Mr. Heim was given a new role within the Company and the flexibility to reduce his working hours and his salary was adjusted accordingly. The salaries of Mr. Fleischer and Mr. Blade are as provided in their employment agreements and were determined based on market norms.

Annual Bonus

The Compensation Committee determines the actual amount of bonus awarded to each named executive officer after the end of each fiscal year primarily by considering the financial results of the Company for the given year and the officer’s individual performance and contribution to the Company. The bonus may be paid in cash or equity. We generally set potential target bonuses for each named executive officer at the beginning of each fiscal year as a percentage of his or her base salary.

When determining the amount of cash bonuses, the Committee generally considers the Company’s revenue, EBIT, earnings per share and working capital levels but may consider other or different factors in any given year. Although the Company’s financial performance in the prior fiscal year highly influences the amount of bonus, we do not use a pre-determined formula to calculate any officer’s bonus compensation or assign weights to individual financial metrics and have full discretion to determine annual bonuses up to and beyond the amount of such officer’s bonus potential for the year. Because of the subjective element involved, the financial metrics considered and the bonuses paid in one year may not be representative of what may have been paid in prior years or may be paid in future years. The target bonus percentages are set at a level to provide that the executive’s total compensation opportunity is competitive with amounts paid for similar performance in comparable executive positions by our peer companies.

Fiscal 2008 Bonuses. In March 2009, the Compensation Committee met to determine bonuses based on the Company’s performance in fiscal 2008. The following table sets forth the target bonus and actual bonus paid for each of the named executive officers with respect to fiscal 2008:

	% of Fiscal 2008 Base Salary		Bonus For Fiscal 2008
Executive Officer	Target	Actual
William E. Brown	—%	52%	$215,000
Stuart W. Booth	50%	35%	$133,000
James V. Heim	50%	35%	$145,200
Michael A. Reed	50%	38%	$155,000

The Compensation Committee did not assign a target percentage for Mr. Brown in fiscal 2008, because the Compensation Committee believed that his compensation should be principally linked to the equity performance of the Company to align his interest with the long-term interest of the Company’s stockholders. In determining whether to award bonuses to the named executive officers for fiscal 2008, the Committee considered specific elements of the Company’s financial performance in fiscal 2008, including revenue, EBIT and earnings per share. The Committee considered each of these measures against the comparable prior year performance and the Company’s internal budget for fiscal 2008, as opposed to particular pre-determined targets or similar metrics within the Company’s industries.

In particular, sales increased approximately 2% year over year, the Company’s diluted earnings per share, excluding the impairment of goodwill, other intangibles and long-lived assets and gains related to the sale of properties and legal settlement proceeds, increased from $0.45 in fiscal 2007 to $0.49 in fiscal 2008, and the Company’s stock price fell considerably. The Committee considered these factors in their totality and did not consider threshold or maximum amounts necessary to obtain any of, or more than, the target bonus percentage.

Fiscal 2009. The Compensation Committee has not yet determined the amount of bonuses, if any, to be paid to the named executive officers with respect to fiscal 2009. The following table sets forth the target bonus percentages for each of the named executive officers with respect to fiscal 2009.

Executive Officer	% of Fiscal 2009 Base Salary Target
William E. Brown	75%
Jeffrey A. Blade	50%*
Stuart W. Booth	50%
Glen R. Fleischer	50%
James V. Heim	50%
Michael A. Reed	50%

*	Pro-rated.

The Compensation Committee selected a target percentage for Mr. Brown to reflect his position as Chief Executive Officer. For the other executive officers, the Compensation Committee chose the same target percentage for fiscal 2009 as fiscal 2008, because the Committee believes that the bonus and potential equity appreciation should represent the majority of officer compensation if the Company’s financial performance improves. The Company will report fiscal 2009 bonus determinations, if any, in a Form 8-K once decisions are made in early 2010.

The Company does not have a policy regarding the recovery or adjustment of awards based on Company performance if a material financial measure considered by the Committee in any particular year is subsequently restated. In such event, the Compensation Committee would consider whether it is appropriate to seek recovery of previously paid awards or adjust future awards appropriately.

Stock Options

The Compensation Committee determines the size of executive officers’ initial hire option grants with primary consideration towards making the offer of employment market competitive. The size of annual option grants to officers is determined after giving consideration to market factors, the officer’s performance over the fiscal year, awards previously granted to the officer, such officer’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested awards, the vesting schedule of the officer’s outstanding awards, comparison of individual awards between executives and in relation to other compensation elements, stockholder dilution and total compensation expense.

In fiscal 2009, the Compensation Committee granted fewer options to employees generally, including most of the Company’s executive officers, than in fiscal 2008, because the price of the Company’s stock had increased over the last year which meant that the Company needed to grant fewer options to maintain the Black Scholes value of the option grants to these executives.

Consistent with the fiscal 2008 award and based on the recommendations of Towers Perrin and the belief of the Compensation Committee that the significant majority of the Chief Executive Officer’s compensation should be tied to the Company’s financial performance, in fiscal 2009, the Compensation Committee granted Mr. Brown options to purchase an aggregate of 1,500,000 shares consisting of 50% Common Stock and 50% Class A Common Stock, all of which were premium priced and performance-based. The grant consisted of 500,000 shares at an exercise price of $10.00 per share, 500,000 shares at an exercise price of $12.50 per share, and 500,000 shares at an exercise price of $15.00 per share. The exercise prices were between 121% and 188% higher than the grant date closing prices of the Company’s Common Stock of $8.28 per share and Class A Common Stock of $8.00 per share. The significant premium in the exercise price means that Mr. Brown will not experience any equity appreciation unless the Company’s stock rebounds to more than $10.00 per share. The Black Scholes value of the options granted to the Chief Executive Officer in fiscal 2009 was approximately $1.9 million, but does not represent the actual value that may be realized.

Stock options granted to the other executive officers during fiscal 2009 were performance-based but had an exercise price equal to the closing share price on the date of the grant. The performance-based stock options granted in fiscal 2009 vest in five equal annual installments commencing one year from the date of grant subject to the satisfaction of certain annual or cumulative performance targets for each of the fiscal years ending September 2009, 2010, 2011, 2012 and 2013. The performance targets are (i) earnings before interest and taxes adjusted for acquisitions and divestitures, non-operating income or expense and other adjustments determined by the Compensation Committee (the “Adjusted EBIT Target”) and (ii) net controllable assets, which is intended to award employees for reductions in average working capital (the “Net Controllable Assets Target”). For the executive officers, there are separate targets for each of the Company, the Pet business and the Garden business. These targets account for 20%, 40% and 40%, respectively, of the total eligible performance-based vesting. If the targets in a particular year are not met, the employee can still vest in the options if the Company’s or applicable segments’ cumulative performance exceeds the cumulative targets in subsequent years. The Company believes that the disclosure of the actual target amounts would cause competitive harm, because they reflect internal projections over five years, and because they could be misinterpreted as Company earnings guidance.

Based on the percentage of the targets satisfied in fiscal 2008, the Compensation Committee believes that there is a high probability that the majority of the targets will be satisfied if the Company returns to historical growth levels. The Compensation Committee has not yet determined the percentage of the fiscal 2009 performance targets that were satisfied. Once a determination has been made in early 2010, the Company will disclose the percentage of the performance targets achieved in a Form 8-K. Executives must generally be employed by the Company at the time of vesting to exercise the options.

The Company does not have a program or practice of timing option grants in connection with the release of material non-public information.

Restricted Stock

The Company has historically utilized stock options as the principal means of providing its executive officers with equity incentive compensation. However, the Company has made grants of restricted stock to several executive officers upon the commencement of employment or in connection with arrangements providing for a post-termination consulting relationship with the Company and their entry into confidentiality and non-competition agreements. Generally, restricted stock vests, and the restrictions on transfer lapse, in accordance with a schedule determined by the Compensation Committee. The Compensation Committee has the authority to accelerate the time at which restrictions lapse, and/or remove restrictions, on previously granted restricted stock.

In December 2008, the Compensation Committee granted Mr. Brown 25,000 shares of restricted Class A Common Stock and 25,000 shares of restricted Common Stock in an attempt to bring his fiscal 2008 compensation more in line with the compensation paid to peer company chief executive officers. Notwithstanding this grant, the Compensation Committee believes that the Chief Executive Officer’s compensation package for fiscal 2008 was substantially below market norms.

In fiscal 2009, the Compensation Committee also granted Messrs. Blade and Fleischer 40,000 and 50,000 shares of restricted Class A Common Stock, respectively, as part of their employment offer. These shares vest five years after the date of grant.

Stock Ownership Requirements

The Company does not have any stock ownership requirements, guidelines or expectations or any policies regarding hedging the risk of stock ownership.

Post-Employment Arrangements

Under the terms of our employment agreements and non-compete and post-employment consulting agreements, the named executive officers, other than Mr. Brown, are entitled to payments and benefits upon the occurrence of specified events, including termination of employment. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, or that will be paid to Mr. Booth pursuant to his separation agreement, are described below in detail in the section titled “Potential Payments Upon Termination” on page 21. Our equity-based compensation plans and employment agreements do not provide for special payments to our named executive officers upon a change-in-control of the Company.

In the case of each employment agreement, the terms of these arrangements were set through the course of arms-length negotiations with each of the named executive officers. As part of these negotiations, the Compensation Committee analyzed the terms of the same or similar arrangements for comparable executives employed by some companies in our peer group. This approach was used in setting the amounts payable and the triggering events under the arrangements. These provisions were intended to provide the individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities to join or remain with the Company. The Committee considered the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining us.

The non-compete and post-termination consulting agreements are intended to protect, to the maximum extent permitted by law, the Company’s confidential information, and payments thereunder are conditioned upon the executive not going to work for one of our principal competitors within a specified period of time following separation from the Company.

Benefits and Perquisites

In addition to qualified retirement plans generally available to employees and nonqualified deferred compensation plans available to senior executives, the Company provides its executives with benefits such as medical, dental, life and disability insurance and other benefits that are generally available to full time employees. The Company pays for a leased automobile or car allowance for the named executive officers, except for Mr. Brown.

Accounting and Tax Treatment

In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, we believe that it is important to retain maximum flexibility in designing compensation programs that meet the Company’s stated objectives. For this reason, we will not necessarily limit compensation to those levels or types of compensation that will be tax deductible. We do of course consider alternative forms of compensation, consistent with the Company’s compensation goals, that preserve deductibility.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer or any of the four other most highly compensated executive officers unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other requirements are met. To date, the Company’s non-equity compensation plans have generally not been designed to permit us to grant awards that qualify for deductibility under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended on September 26, 2009. This report is provided by the following independent directors, who comprise the Compensation Committee:

JOHN B. BALOUSEK, Chairman

ALFRED A. PIERGALLINI

Compensation of Executive Officers

Set forth below is the compensation paid to the Company’s Chief Executive Officer and Chief Financial Officer and certain other present or former executive officers during our three fiscal years ended on September 26, 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqual- ified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
William E. Brown	2007	$409,994	—	—	$85,344	—	—	$12,804	$508,142
Chairman and Chief Executive Officer(6)	2008	$409,994	$215,000	—	$97,477	—	—	$12,598	$735,069
	2009	$640,769		$180,000	$426,944	—	—	$13,584	$1,261,297

Jeffrey A. Blade	2009	$6,154		$21,840	$2,608	—	—	—	$30.602
Executive Vice President and Chief Financial Officer(7)

Glen R. Fleischer	2009	$306,462		$40,007	$41,850	—	—	$12,515	$400,834
President of Pet Products Division(8)

Michael A. Reed	2007	$299,692	—	$69,072	$45,273	—	—	$22,069	$436,106
Executive Vice President(9)	2008	$410,020	$155,000	$69,072	$71,876	—	—	$25,620	$731,588
	2009	$425,000		$69,072	$101,601	—	—	$21,848	$617,521

Stuart W. Booth	2007	$375,673	—	$54,800	$81,608	—	$3,962	$35,695	$551,738
Former Executive Vice President and Chief Financial Officer(10)	2008	$380,000	$133,000	$54,800	$109,955	—	$3,034	$38,321	$719,110
	2009	$380,000	—	$54,800	$118,222	—	—	$45,727	$598,749

James V. Heim,	2007	$414,423	—	$94,260	$117,699	—	$1,319	$23,471	$651,172
Former President of Pet Products Division, Current President of Business Development(8)	2008	$415,000	$145,250	$94,260	$100,277	—	$1,191	$23,412	$779,390
	2009	$357,250		$78,550	$115,282	—	—	$15,050	$566,132

(1)	Fiscal 2009 bonus amounts have not been determined as of the date of this proxy statement. The Company expects to determine the amounts, if any, in early 2010 and will file a Form 8-K within four business days of the determination of bonuses for fiscal 2009. Bonuses for fiscal 2008 were paid in shares of Class A Common Stock based on the $7.50 per share closing price of the Company’s Class A Common Stock on February 25, 2009 in the case of Mr. Heim and $7.76 per share closing price of the Company’s Class A Common Stock on March 26, 2009 in the case of Messrs. Brown, Reed and Booth.

(2)	This column represents the compensation expense recognized for financial statement reporting purposes in the fiscal year for stock awards granted in the fiscal year and in prior fiscal years, in accordance with ASC 718. These amounts reflect the Company’s expense for accounting purposes for these awards, and do not represent the actual value that may be realized by the named executive officers.

(3)	This column represents the compensation expense recognized for financial statement reporting purposes in the fiscal year for option awards granted in the fiscal year and in prior fiscal years, in accordance with ASC 718, except, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to vesting based on service conditions. Please refer to Note 12, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 20, 2009 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards table for information on awards actually granted in fiscal 2009. These amounts reflect the Company’s expense for accounting purposes for these awards, and do not represent the actual value that may be realized by the named executives.

(4)	Entire amount represents above market interest earnings on non-qualified deferred compensation.

(5)	The components of the “All Other Compensation” column for fiscal 2009 are detailed in the following table:

Description	Brown	Blade	Fleischer	Reed	Booth	Heim
Company matching contribution to 401(k) plan	$2,375	—	$4,125	$3,050	$3,050	$3,050
Medical and life insurance premiums	$11,209	—	$3,015	$7,998	$11,485	$7,590
Car allowance or lease	—	—	$9,500	$10,800	$15,812	$12,000
Tax gross-up payments	—	—	—	—	$7,690	—

(6)	Mr. Brown was reappointed as Chief Executive Officer effective October 22, 2007.

(7)	Mr. Blade was appointed as Chief Financial Officer effective September 8, 2009

(8)	Mr. Fleischer was appointed President of Pet Products Division effective January 14, 2009, succeeding Mr. Heim who was appointed as President of Business Development of the Company.

(9)	Mr. Reed was appointed Executive Vice President effective October 30, 2007.

(10)	Mr. Booth resigned as Chief Financial Officer effective September 8, 2009.

Employment Agreement – Jeffrey A. Blade

On September 1, 2009, the Company entered into an employment agreement with Jeffrey A. Blade. This employment agreement provides that Mr. Blade will serve as Senior Vice President, Chief Financial Officer at an annual minimum salary of $400,000. He is also eligible for an annual bonus, targeted at 50% of base compensation with a maximum payout of 100%, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated earlier for his dismissal with cause, death or disability. If the Company terminates Mr. Blade without cause, he will continue to receive his base salary for nine months, subject to Mr. Blade’s execution of a general release of claims.

Employment Agreement – Glen R. Fleischer

On January 14, 2009, the Company entered into an Employment Agreement with Glen R. Fleischer. This employment agreement provides that Mr. Fleischer will serve as President of the Company’s Pet Products division at an annual minimum salary of $415,000. He is also eligible for an annual bonus, targeted at 50% of base compensation with a maximum payout of 100%, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated earlier for his dismissal with cause, death or disability. If the Company terminates Mr. Fleischer without cause, he will continue to receive his base salary and health insurance benefits for nine months, subject to Mr. Fleischer’s execution of a general release of claims.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the named current and former executive officers during fiscal 2009, which ended on September 26, 2009. The option awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End table.

Name	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards			All other Option Awards: Number of Securities Underlying Options (# shares)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
			Threshold (# shares)	Target (# shares)	Maximum (# shares)
William E. Brown(1)	4/14/2009	(2)	—	250,000	250,000	—	$10.00	(3)	$421,000	(4)
	4/14/2009	(2)	—	250,000	250,000	—	$12.50	(3)	$287,000	(4)
	4/14/2009	(2)	—	250,000	250,000	—	$15.00	(3)	$200,000	(4)
	4/14/2009	(5)	—	250,000	250,000	—	$10.00	(3)	$459,000	(4)
	4/14/2009	(5)	—	250,000	250,000	—	$12.50	(3)	$317,000	(4)
	4/14/2009	(5)	—	250,000	250,000	—	$15.00	(3)	$222,000	(4)
	12/9/2008	(2)	—	—	—	25,000	—		$107,500	(4)
	12/9/2008	(5)	—	—	—	25,000	—		$108,500	(4)
Jeffrey A. Blade(1)	9/8/2009	(2)	—	50,000	50,000	—	$10.92	(6)	$156,500	(4)
	9/8/2009	(2)	—	—	—	40,000	—		$436,800	(4)
Glen R. Fleischer(1)	3/26/2009	(2)	—	75,000	75,000	—	$7.76	(6)	$150,000	(4)
	4/14/2009	(2)	—	100,000	100,000	—	$8.00	(6)	$231,000	(4)
	1/15/2009	(2)	—	—	—	50,000	—		$320,000	(4)
Michael A Reed(1)	4/14/2009	(2)	—	75,000	75,000	—	$8.00	(6)	$173,250	(4)
Stuart W. Booth	—		—	—	—	—	—		—
James V. Heim	4/14/2009	(2)	—	25,000	25,000	—	$8.00	(6)	$57,750	(4)

(1)	The options granted to each of Messrs. Brown, Blade, Fleischer, Heim and Reed vest in increments of 20% upon each of the first, second, third, fourth and fifth anniversaries of the grant date, subject to the satisfaction of certain annual or cumulative performance targets for each of the fiscal years ending September 2009, 2010, 2011, 2012 and 2013. The performance targets are (i) the “Adjusted EBIT Target” and (ii) the “Net Controllable Assets Target”. There are separate targets for each of the Company, the Pet business and the Garden business. If the targets in a particular year are not met, the employee can still vest in the options if the Company’s cumulative performance exceeds the cumulative targets in subsequent years. Executives must be employed by the Company at the time of vesting to exercise the options. Under the terms of the Company’s 2003 Omnibus Equity Incentive Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(2)	Class A Common Stock.

(3)	The Compensation Committee granted Mr. Brown premium priced options with exercise prices between 20.8% and 87.5% higher than the grant date closing prices of the Company’s Common Stock of $8.28 per share and Class A Common Stock of $8.00 per share.

(4)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to ASC 718. Please refer to Note 12, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 20, 2009 for the relevant assumptions used to determine the valuation of our stock and option awards.

(5)	Common Stock.

(6)	All options were granted at the closing market price on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the named current and former executive officers at the end of fiscal 2009, which ended on September 26, 2009.

	Option Awards								Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable		Number of Shares Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William E. Brown	2,800	(2)	11,200	(2)	—		$12.92	12/9/2013	25,000	(2)	$294,000	—	—
	5,600	(3)	22,400	(3)	—		$12.83	12/9/2013	25,000	(3)	$271,500	—	—
	2,800	(2)	11,200	(2)	—		$15.22	12/14/2013	—		—	—	—
	5,600	(3)	22,400	(3)	—		$15.11	12/14/2013	—		—	—	—
	30,000	(2)	—		220,000	(2)	$10.00	6/19/2014	—		—	—	—
	30,000	(2)	—		220,000	(2)	$12.50	6/19/2014	—		—	—	—
	30,000	(2)	—		220,000	(2)	$15.00	6/19/2014	—		—	—	—
	30,000	(3)	—		220,000	(3)	$10.00	6/19/2014	—		—	—	—
	30,000	(3)	—		220,000	(3)	$12.50	6/19/2014	—		—	—	—
	30,000	(3)	—		220,000	(3)	$15.00	6/19/2014	—		—	—	—
	—		—		250,000	(2)	$10.00	4/14/2015	—		—	—	—
	—		—		250,000	(2)	$12.50	4/14/2015	—		—	—	—
	—		—		250,000	(2)	$15.00	4/14/2015	—		—	—	—
	—		—		250,000	(3)	$10.00	4/14/2015	—		—	—	—
	—		—		250,000	(3)	$12.50	4/14/2015	—		—	—	—
	—		—		250,000	(3)	$15.00	4/14/2015	—		—	—	—

Jeffrey A. Blade(4)	—		—		50,000	(3)	$10.92	9/8/2015	40,000	(3)	$434,000	—	—

Glen R. Fleischer(5)	—		—		75,000	(3)	$7.76	3/4/2014	50,000	(3)	$543,000	—	—
	—		—		100,000	(3)	$8.00	4/14/2015	—		—	—	—

Michael A. Reed	9,000	(2)	6,000	(2)	—		$7.28	2/11/2011	8,000	(2)	$94,080	—	—
	18,000	(3)	12,000	(3)	—		$7.23	2/11/2011	16,000	(3)	$173,760	—	—
	1,400	(2)	5,600	(2)	—		$15.22	12/14/2013	—		—	—	—
	2,800	(3)	11,200	(3)	—		$15.11	12/14/2013	—		—	—	—
	—		30,000	(3)	—		$13.83	5/23/2015	—		—	—	—
	18,000	(3)	—		102,000	(3)	$4.60	3/4/2014	—		—	—	—
	—		—		75,000	(3)	$8.00	4/14/2015	—		—	—	—

Stuart W. Booth(6)	6,000	(2)	6,000	(2)	—		$7.28	2/11/2011	6,000	(2)	$70,560	—	—
	12,000	(3)	12,000	(3)	—		$7.23	2/11/2011	12,000	(3)	$130,320	—	—
	2,000	(2)	8,000	(2)	—		$12.92	12/9/2013	—		—	—	—
	4,000	(3)	16,000	(3)	—		$12.83	12/9/2013	—		—	—	—
	2,600	(2)	10,400	(2)	—		$15.22	12/14/2013	—		—	—	—
	5,200	(3)	20,800	(3)	—		$15.11	12/14/2013	—		—	—	—
	—		27,000	(3)	—		$13.83	5/23/2015	—		—	—	—
	12,000	(3)	—		68,000	(3)	$4.60	3/4/2014	—		—	—	—

James V. Heim	15,000	(2)	—		—		$10.47	8/21/2010	—		—	—	—
	30,000	(3)	—		—		$10.39	8/21/2010	—		—	—	—
	3,000	(2)	12,000	(2)	—		$15.22	12/14/2013	—		—	—	—
	6,000	(3)	24,000	(3)	—		$15.11	12/14/2013	—		—	—	—
	—		36,000	(3)	—		$13.83	5/23/2015	—		—	—	—
	—		—		68,000	(3)	$4.60	3/4/2014	—		—	—	—
	—		—		25,000	(3)	$8.00	4/14/2015	—		—	—	—

(1)	Market value was calculated based on the closing sale price of $11.76 per share for the Common Stock and $10.86 per share for the Class A Common Stock on September 25, 2009, the last trading day in fiscal 2009.

(2)	Common Stock.

(3)	Class A Common Stock.

(4)	Mr. Blade was appointed as Chief Financial Officer effective September 8, 2009.

(5)	Mr. Fleischer was appointed President of Pet Products Division effective January 14, 2009.

(6)	Mr. Booth resigned from his position as Chief Financial Officer of the Company effective September 8, 2009. Pursuant to a separation agreement dated April 1, 2009, his options will cease vesting 18 months following his termination date, or May 30, 2011.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named current and former executive officers during fiscal 2009, which ended on September 26, 2009.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting		Value Realized on Vesting
William E. Brown	—	—		—		—

Jeffrey A. Blade	—	—		—		—

Glen R. Fleischer	—	—		—		—

Michael A. Reed	—	—		4,000	(2)	$28,740
	—	—		2,000	(1)	$14,050

Stuart W. Booth	—	—		4,000	(2)	$17,820
	—	—		2,000	(1)	$8,900

James V. Heim	12,000	$83,640	(2)	7,500	(2)	$89,100
	—	—		3,750	(1)	$48,788

(1)	Company Common Stock.

(2)	Company Class A Common Stock.

NONQUALIFIED DEFERRED COMPENSATION

The table below provides information on the executive non-qualified deferred compensation activity for the named current and former executive officers in fiscal 2009, which ended on September 26, 2009:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
William E. Brown	—	—	—	—	—
Jeffrey A. Blade	—	—	—	—	—
Michael A. Reed	—	—	—	—	—
Michael A. Reed	—	—	—	—	—
James V. Heim	—	—	$4,260	—	$103,133
Stuart W. Booth	$14,750	—	$8,217	—	$185,466

The deferred compensation balances generally earn interest based on the prime rate plus 1%.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock and Class A Common Stock that may be issued upon the exercise of options, warrants and rights under its existing equity compensation plans as of September 26, 2009.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	10,523,375	(1)	$10.39	8,314,874	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	10,523,375	(1)	$10.39	8,314,874	(2)

(1)	Includes 2,261,875 shares of Common Stock and 7,921,082 shares of Class A Common Stock issuable upon exercise of options granted under the 2003 Omnibus Equity Incentive Plan, 28,000 shares of Common Stock and 101,000 shares of Class A Common Stock issuable upon exercise of options granted under the 1993 Omnibus Equity Incentive Plan and 211,418 shares of Class A Common Stock issuable upon exercise of options granted under the Nonemployee Director Equity Incentive Plan.

(2)	Includes 2,576,722 shares of Common Stock and 5,025,558 shares of Class A Common Stock available for issuance under the 2003 Omnibus Equity Incentive Plan and 112,055 shares of Common Stock and 600,539 shares of Class A Common Stock available for issuance under the Nonemployee Director Equity Incentive Plan.

Potential Payments Upon Termination

SEC regulations require that we estimate the value of severance benefits payable to the named executive officers assuming that the triggering event (a termination without cause) occurred on September 26, 2009, the last day of our 2009 fiscal year.

As a general matter, potential payments upon termination or change in control are not part of the Company’s compensation objectives and are not used, except (i) when necessary to recruit new executives and (ii) to secure non-compete and post-termination consulting agreements that are intended to protect the Company’s confidential information and conditioned upon the executive not going to work for one of the Company’s principal competitors. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to our named executive officers upon a change-in-control of the Company. As a result, the Compensation Committee’s decisions regarding other compensation elements are not impacted by these arrangements.

Name	Salary Continuation	Post Employment Consulting Payments	Health and Employee Benefits	Accrued Vacation	Other	Total
William E. Brown	—	—	—	$75,000	—	$75,000
Jeffrey A. Blade	$300,000	—	—	$2,564	—	$302,564
Glen R. Fleischer	$311,250	$62,250	—	$23,942	—	$397,442
Michael A. Reed	—	$64,825	—	$49,038	—	$113,863
Stuart W. Booth(1)	$285,003	$60,000	$8,614	$58,269	$80,000	$491,886
James V. Heim	—	$126,736	—	$38,077	—	$164,813

(1)	Effective September 8, 2009, Mr. Booth resigned from his position as Chief Financial Officer of the Company. Pursuant to a separation agreement dated April 1, 2009, he agreed to remain an employee of the Company until a replacement Chief Financial Officer was hired and for a reasonable transition period thereafter as requested by the Company. Pursuant to the separation agreement, Mr. Booth committed to make himself available to the Company for certain consulting services for two years after termination of employment with the Company. Mr. Booth will receive $2,500 per month and reimbursement of expenses for such consulting services. Mr. Booth is also eligible for a transition bonus of up to $10,000 per month from April 2009 to September 2009. The separation agreement contains confidentiality provisions.

Jeffrey A. Blade

On September 1, 2009, the Company entered into an Employment Agreement with Jeffrey A. Blade. This employment agreement provides that Mr. Blade will serve as the Company’s Chief Financial Officer at an annual salary of $400,000. He is also eligible for an annual bonus targeted at 50% of his base compensation, subject to his and the Company’s performance. In addition, Mr. Blade received a grant of 40,000 restricted shares of the Company’s Class A Common Stock and 50,000 performance based stock options to purchase the Company’s Class A Common Stock. If the Company terminates Mr. Blade without cause, he will be entitled to severance pay of his base salary for a nine-month period. Cause is defined as: (a) an act or omission constituting negligence or misconduct which is materially injurious to the Company; (b) failure to comply with the lawful directives of the Board of Directors; (c) a material breach of material Company policy, which is not cured within thirty (30) days after written notice thereof; (d) the abuse of alcohol or drugs; (e) fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude that is materially injurious to the Company; and (f) a material violation of any securities law, regulation or compliance policy of the Company.

Glen R. Fleischer

On January 14, 2009, the Company entered into an Employment Agreement with Glen R. Fleischer. This employment agreement provides that Mr. Fleischer will serve as the President of the Company’s Pet Products division at an annual salary of $415,000. He is also eligible for an annual bonus targeted at 50% of his base compensation, subject to his and the Company’s performance. In addition, Mr. Fleischer received a grant of 50,000 restricted shares of the Company’s Class A Common Stock and 175,000 performance based stock options to purchase the Company’s Class A Common Stock. If the Company terminates Mr. Fleischer without cause, he will be entitled to severance pay of his base salary for a nine-month period. Cause is defined in the employment agreement as follows: (a) an act or omission constituting negligence or misconduct which is materially injurious to the Company; (b) failure to comply with the lawful directives of the Board of Directors; (c) a material violation of the Employment Agreement by Mr. Fleischer, which is not cured within 30 days after written notice thereof; (d) failure to perform in a manner acceptable to the Company after written notice an opportunity to cure; (e) the abuse of alcohol or drugs; (f) fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude that is materially injurious to the Company; (g) a material violation of any securities law, regulation or compliance policy of the Company and (h) executive’s death or incapacity exceeding four months.

Mr. Fleischer is also party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 20 to 30 hours per month for one year after termination of employment with the Company. Mr. Fleischer will receive 15% of his base salary at the time of his termination of employment with the Company, payable in 12 equal monthly payments, for such consulting services. This agreement contains confidentiality and non-competition provisions.

Stuart W. Booth

On April 1, 2009, the Company entered into a Separation Agreement with Stuart W. Booth. Pursuant to this separation agreement, Mr. Booth agreed to continue serving as the Company’s Chief Financial Officer until a replacement was hired and for a period not to exceed 60 days (the “Transition Period”) during which the

Company agreed to continue paying Mr. Booth’s base salary of $380,000. During the Transition Period, Mr. Booth was also eligible for a transition bonus of $10,000 per month for each full month. At the conclusion of the Transition Period on November 30, 2009, Mr. Booth became eligible to receive severance of $31,667 per month for nine months.

James V. Heim

Mr. Heim is party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Mr. Heim will receive approximately $5,200 per month (subject to a 2% annual increase) for such consulting services. This agreement contains confidentiality and non-competition provisions.

Michael A. Reed

Mr. Reed is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Mr. Reed will receive approximately $2,650 per month (subject to a 2% annual increase) for such consulting services. This agreement contains confidentiality and non-competition provisions.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Board of Directors has adopted a written related person transactions policy. The Audit Committee reviews the material facts of all interested transactions that require the Audit Committee’s approval and either approves or disapproves of the entry into any transaction in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any executive officer, director or greater than five percent beneficial owner of the Company’s Common Stock (or an immediate family member of any of the foregoing) has or will have a direct or indirect interest. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a director is a related party of an interested transaction he or she shall not participate in any discussion or approval of that interested transaction, except that the director shall provide all material information concerning the interested transaction to the Audit Committee. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with the Committee’s guidelines and that the interested transaction remains appropriate.

Transactions with the Company

Brooks M. Pennington

Brooks M. Pennington III, a director of the Company standing for re-election, is a minority stockholder and a director of Bio Plus, Inc., a company that produces granular peanut hulls. During the fiscal year ended on September 26, 2009, Bio Plus, Inc.’s revenues from sales to subsidiaries of the Company were approximately $1.1 million. As of September 26, 2009, the Company owed Bio Plus, Inc. approximately $50,000 for such purchases.

On July 1, 2008, the Company and Mr. Pennington entered into a Modification and Extension of the Employment and Non-Compete Agreement dated February 27, 1998, as amended June 2, 2003 and April 10, 2006. This modified and extended agreement provides that from the period from July 1, 2008 through February 28, 2012, Mr. Pennington would serve as Director of Special Projects for the Company. In this position, Mr. Pennington is expected to work a maximum of 650 hours per year for a base salary of $190,000 annually.

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table indicates, as to each director, each named current and former executive officer and each holder known to the Company to be the beneficial owner of more than five percent of any class of the Company’s voting stock, the number of shares and percentage of the Company’s stock beneficially owned as of December 15, 2009.

Beneficial Owner(1)	Number of Class B Shares		Number of Common Shares		Number of Class A Common Shares		Percent(2)	Percent of Total Voting Power(3)
Executive Officers:
William E. Brown	1,646,007	(4)	1,566,763	(5)	3,488,785	(6)	10.1%	52.3%
Jeffrey A. Blade	—		—		40,000		*	*
Glen R. Fleischer	—		—		50,000		*	*
Michael A. Reed	—		29,146	(7)	90,985	(8)	*	*
Stuart W. Booth(9)	—		23,200	(10)	74,274	(11)	*	*
James V. Heim	—		21,000	(12)	72,462	(13)	*	*

Directors:
John B. Balousek	—		55,160		53,916	(14)	*	*
David N. Chichester	—		2,804		51,197	(15)	*	*
Brooks M. Pennington III(16)	—		242,132	(17)	510,058	(18)	1.1%	*
Alfred A. Piergallini	—		8,979		51,884	(14)	*	*
All directors and executive officers as a group (ten persons)(19)	1,646,007		1,949,184		4,483,561		12.1%	53.3%

Five Percent Stockholders:
Schroder Investment Management North America Inc.(20)	—		1,822,400		—		2.8%	5.3%
Morgan Stanley(21)	—		1,144,847		—		1.7%	3.3%

(*) Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner listed below is 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597.

(2)	Represents the number of shares of Class B Stock, Common Stock and Class A Common Stock beneficially owned by each stockholder as a percentage of the total number of shares of Class B Stock, Common Stock and Class A Common Stock outstanding.

(3)	Represents the percentage of the voting power of each stockholder after giving effect to the disparate voting rights between the Class B Stock, Common Stock and Class A Common Stock . The voting powers of the Common Stock and the Class B Stock are identical in all respects, except that the holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of ten votes per share or 49% of the total votes cast. Shares of Class A Common Stock generally have no voting rights unless otherwise required by Delaware law.

(4)	Includes 45,548 shares for which Mr. Brown holds voting power pursuant to a voting agreement entered into on March 25, 2008.

(5)	Includes 23,000 shares owned by his spouse. Mr. Brown disclaims beneficial ownership of the 23,000 shares held by his spouse. Includes 148,700 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2009. Includes 124,500 shares of Class A Common Stock held by various irrevocable family trusts. Mr. Brown and his spouse are co-trustees of the trusts, and the beneficiaries are immediate family members of Mr. Brown. Mr. Brown disclaims beneficial ownership of the shares held by the trusts.

(6)	Includes 159,000 shares of Class A Common Stock held by various irrevocable family trusts. Mr. Brown and his spouse are co-trustees of the trusts, and the beneficiaries are immediate family members of Mr. Brown. Mr. Brown disclaims beneficial ownership of the shares held by the trusts. Includes 159,900 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2009.

(7)	Includes 19,800 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2009.

(8)	Includes 57,600 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2009.

(9)	Effective September 8, 2009, Mr. Booth resigned from his position as Chief Financial Officer of the Company.

(10)	Includes 23,200 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2009.

(11)	Includes 58,400 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2009.

(12)	Includes 21,000 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2009.

(13)	Includes 42,000 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2009.

(14)	Includes 40,112 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2009.

(15)	Includes 21,218 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2009.

(16)	The address of Mr. Pennington is 169 South Main Street; P.O. Box 231; Madison, GA 30650.

(17)	Includes 18,600 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2009. Includes 49,040 shares of Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 7,604 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 6,938 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 49,040 shares held by BPCB Partners, L.P. and Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 6,938 shares held by his spouse.

(18)	Includes 62,994 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 15, 2009. Includes 98,080 shares of Class A Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 15,208 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 13,876 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 98,080 shares held by BPCB Partners, L.P. and Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 13,876 shares held by his spouse.

(19)	Reflects the information in the footnotes set forth above.

(20)	The address of Schroder Investment Management North America Inc. is 875 Third Avenue, 21st Floor New York, NY 10022. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on February 13, 2009.

(21)	The address of Morgan Stanley is 1585 Broadway New York, NY 10036. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on February 16, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from September 29, 2008 to September 26, 2009 all filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were complied with, except for one late Form 4 filing by William E. Brown relating to the Compensation Committee’s determination on December 28, 2008 that the fiscal 2008 performance target had been partially met for Mr. Brown’s performance-based premium priced options to purchase shares of the Company’s Common Stock and Class A Common Stock granted on June 18, 2008. The report was filed November 6, 2009.

PROPOSAL TO RATIFY THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTANT

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 25, 2010. If stockholders fail to ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without stockholder approval if the Audit Committee believes that such a change would be in the best interest of us and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table lists the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.

	Fiscal Year Ended
	September 27, 2008	September 26, 2009
Audit fees	$4,614,075	$2,809,475
Audit-related fees	166,925	28,590
Tax fees	—	—
All other fees	—	—

Audit Fees

The Audit fees for the fiscal years ended on September 27, 2008 and September 26, 2009 were for professional services rendered for the audits of the Company’s consolidated financial statements, statutory and subsidiary audits, issuance of consents, income tax provision procedures, and other assistance in connection with regulatory filings with the SEC.

Audit-Related Fees.

The audit-related fees for the fiscal years ended on September 27, 2008 and September 26, 2009 were primarily related to accounting consultations, acquisitions and registration statements.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of the Company’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures which are detailed as to each particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to management. The Audit Committee pre-approved fees for all audit and non-audit related services provided by the independent registered public accounting firm in fiscal years 2008 and 2009.

AUDIT COMMITTEE REPORT ON AUDITED FINANCIAL STATEMENTS

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the Board consists of the directors whose signatures appear below. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s general function is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. Its specific responsibilities are set forth in its charter. The charter is not available on the Company’s website, but a copy is attached as Appendix A to this proxy statement.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for fiscal year ended September 26, 2009 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, the Auditor’s Communication with those charged with Governance, as amended by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with representatives of Deloitte & Touche LLP their independence from management and the Company and received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended on September 26, 2009.

Audit Committee

ALFRED A. PIERGALLINI, Chairman

JOHN B. BALOUSEK

DAVID N. CHICHESTER

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial and accounting officer, controller and certain other senior financial personnel. The Code of Ethics, as amended, was filed as Exhibit 14 to the Company’s annual report on Form 10-K for the fiscal year ended on September 24, 2005.

OTHER MATTERS

The accompanying proxy card grants the proxy holders discretionary authority, to the extent authorized by Rule 14a-4(c) under the Exchange Act, to vote on any matter raised at the Annual Meeting. As of the date of this proxy statement, there are no other matters which management intends to present or has reason to believe others will present at the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal for action at the Company’s annual meeting in 2011 and wishes to have such proposal set forth in management’s proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before September 1, 2010. Proposals should be addressed to the Company at 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597, Attention: Corporate Secretary.

If a stockholder intends to submit a proposal at the Company’s annual meeting in 2011, which proposal is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice no later than November 15, 2010. If such a stockholder fails to submit the proposal by such date, the stockholder may still submit a proposal at the meeting but the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company’s annual meeting in 2011.

MANNER AND COST OF SOLICITATION

The Board of Directors of Central Garden & Pet Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Company’s Annual Meeting of Stockholders. Certain directors, officers and employees of the Company may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person. All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: December 30, 2009

By Order of the Board of Directors

Jeffrey A. Blade, Secretary

APPENDIX A

Central Garden & Pet Company

Charter for the Audit Committee

of the Board of Directors

October 6, 2009

Purpose

The Audit Committee is appointed by the Board to assist the Board in overseeing (1) the quality and integrity of the Company’s financial statements and the Company’s accounting and financial reporting process and financial statement audits, (2) the Company’s systems of disclosure controls and procedures and internal control over financial reporting and compliance with ethical standards adopted by the Company, (3) the registered public accounting firm’s (independent auditor’s) qualifications and independence, (4) the performance of the Company’s independent auditors and internal audit function, and (5) the compliance by the Company with legal and regulatory requirements.

The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as necessary to perform its duties and responsibilities.

Charter Review

The Audit Committee will review and reassess the adequacy of this charter at least once annually. In addition, the Company will publicly file this charter if required by the rules of the Securities and Exchange Commission (the “SEC”), unless this charter is available on the Company’s website.

Membership

The Audit Committee must be comprised of at least three members of the Board. The members will be elected by and serve at the pleasure of the Board. The members of the Audit Committee may not be officers or employees of the Company. Each member of the Audit Committee must be an “independent director,” as defined by and to the extent required by the rules of the NASDAQ Stock Market LLC and the SEC.

All members of the committee must comply with the financial-literacy requirements of the securities exchange on which the company is listed. At least one member will qualify as an “audit committee financial expert” as defined by the SEC and determined by the Board. Meetings

The Audit Committee will meet as often as it determines, but not less frequently than quarterly. The Audit Committee will meet with the Company’s independent auditor at least quarterly, including upon the completion of the annual audit to review and discuss the results of the independent auditor’s audit of the Company’s financial statements and internal controls, outside of the presence of management. The Audit Committee will also meet with the Company’s internal auditors at least quarterly, or more frequently if it deems appropriate. The Audit Committee shall make regular reports to the Board.

Responsibilities

The responsibilities of the Audit Committee include the following:

1.

Appoint (and recommend that the Board submit for shareholder ratification, if applicable), determine compensation for, retain and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. Review the performance and independence of the independent auditor and remove the independent auditor if circumstances warrant. The independent auditor will report directly to the Audit Committee and the Audit Committee will oversee the resolution of disagreements between management and the independent auditor if they arise.

2.	Review the plan and scope of the audit and related services, and pre-approve all audit and permissible non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. Consider whether the auditor’s provision of permissible nonaudit services is compatible with the auditor’s independence. The authority to grant preapprovals may be delegated to one or more members of the Audit Committee whose decisions will be presented to the full Audit Committee at the next regularly scheduled meeting.

3.	Meet with management and the independent auditor to review and discuss the Company’s annual financial statements and quarterly financial statements prior to publicly releasing earnings or the filing of these reports;

4.	Review and discuss with the independent auditor any material weaknesses or significant deficiencies in the design or operation of the Company’s internal controls over financial reporting, and any fraud or potential fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting; as disclosed to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer in connection with the certification requirements for the Company’s periodic reports on Form 10-K and Form 10-Q;

5.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and mitigate such exposures, including reviewing management’s risk assessment and risk management policies;

6.	Discuss with management and the Company’s independent auditor any significant changes to generally accepted accounting principles (“GAAP”), SEC or other regulatory accounting policies or standards and any off-balance sheet structures that could impact the Company’s financial statements;

7.	Review and discuss with management the Company’s earnings press releases prior to their release, including any “pro forma” or “adjusted” non-GAAP information;

8.	Review and resolve any significant disputes between management and the independent auditor that arise in connection with the preparation of the audited annual financial statements, or interim financial statements reviewed by the independent auditor;

9.	Hold timely discussions with the independent auditor regarding their required interim and annual auditor communications, which, among other things, describe all critical accounting policies and practices used, alternative GAAP methods discussed with management, the ramifications of using such alternative methods and the auditor’s preferred method, and any other material written communications between the auditor and management;

10.	Review major issues regarding accounting principles and practices that could significantly impact the Company’s financial statements and discuss with the Company’s independent auditor significant accounting policies, management judgments and accounting estimates that affect the financial statements, any difficulties encountered in the course of the audit work, any restrictions on the scope of the auditor’s activities or access to requested information, and disagreements with management, as required to be discussed by the PCAOB or SEC;

11.	Review the required written statement from the Company’s independent auditor as to their independence with respect to the Company, and discuss with the independent auditor and evaluate their independence, including whether any relationship identified, or any non-audit service provided, may impact the objectivity and independence of the independent auditor;

12.	Confirm whether the independent auditor’s proposed audit engagement team is in compliance with applicable auditor rotation rules, including the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

13.	Oversee the adequacy of the Company’s system of internal control over financial reporting, including obtaining reports from the independent auditor regarding such controls and reviewing any significant findings and recommendations of the independent auditor and management’s responses, including any special remedial steps adopted to address material weaknesses in internal control or significant deficiencies;

14.	Review and discuss with the independent auditor the performance of the Company’s internal audit function and the quality of the Company’s financial accounting personnel;

15.	Review the regular internal audit reports to management (or summaries thereof) prepared by the internal audit function, as well as management’s response.

16.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

17.	Review and pre-approve all transactions between the Company and related parties defined as those transactions required to be disclosed under Item 404 of Regulation S-K. ;

18.	Discuss with management significant instances of noncompliance with the Company’s code of ethics;

19.	Recommend to the Board, as appropriate, that the audited financial statements be included in the Company’s Form 10-K;

20.	Prepare the Audit Committee report for inclusion in the Company’s proxy statement and review required disclosures to determine if they comply with applicable SEC requirements;

21.	Review and assess the results of any governmental or regulatory audits;

22.	Meet with the Company’s tax director periodically to assess significant tax risks and exposures;

23.	Review and discuss with management any comments from the SEC relating to financial and accounting matters and the Company’s responses; and

24.	Review with the Company’s legal counsel any regulatory or legal matters which could have a significant effect on the Company’s financial statements.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it or that are required by applicable laws, rules and regulations.

The independent auditor will report directly to the Audit Committee, and the Audit Committee will ensure that the independent auditor understands its ultimate accountability to the Audit Committee, as representatives of the Company’s stockholders.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals will be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee will have the authority, to the extent it deems necessary or appropriate, to retain and determine compensation for independent legal, accounting or other advisors. The Company will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

Reports

The Audit Committee will, to the extent deemed appropriate, record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board. The Audit Committee will also prepare and sign a Report of the Audit Committee for inclusion in the Company’s proxy statement for its annual meeting of stockholders.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

CENTRAL GARDEN & PET COMPANY	To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.							Please mark your votes as indicated in this example		☒
1.	ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS			FOR	AGAINST	ABSTAIN
	Nominees: 01 William E. Brown 02 Brooks M. Pennington III 03 John B. Balousek 04 David N. Chichester 05 Alfred A. Piergallini	☐	☐	☐	2.	To ratify the appointment of Deloitte & Touche LLP as Central Garden & Pet Company’s independent registered public accounting firm.	☐	☐	☐
					3.	In their discretion, upon any and all such matters as may properly come before the meeting or any adjournment thereof.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Central Garden & Pet Company account online.

Access your Central Garden & Pet Company account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Central Garden & Pet Company, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the 2010 Meeting of Stockholders.

The Proxy Statement and the 2009 Annual Report to Stockholders are available at:

http://www.central.com/annualreports

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PROXY

CENTRAL GARDEN & PET COMPANY

2010 Meeting of Stockholders – February 8, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints William E. Brown and Jeffrey A. Blade, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Central Garden & Pet Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2010 Meeting of Stockholders of Central Garden & Pet Company to be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on February 8, 2010 at 10.30 A.M., or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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